EXHIBIT 99.1

AntriaBio and ActiveSite Pharmaceuticals Announce License and Development
Agreement for Plasma Kallikrein Inhibitors

LOUISVILLE, CO – (Marketwired) – August 7, 2017 – AntriaBio, Inc. (“AntriaBio”) (OTCQB: ANTB) and ActiveSite Pharmaceuticals (“ActiveSite”) today announced that AntriaBio has exclusively licensed ActiveSite’s oral plasma kallikrein inhibitor portfolio (“Portfolio”) for use in human and animal health, including targeting the treatment of diabetic macular edema and other plasma kallikrein-mediated diseases such as hereditary angioedema.

“The in-licensing of the Portfolio complements our existing clinical and pre-clinical pipeline and extends our mission to develop novel therapies for unmet needs in diabetes and other serious diseases" said Brian Roberts, MD, Vice President of Clinical Development at AntriaBio.  “ActiveSite has generated compelling proof-of-concept for their orally-administered plasma kallikrein inhibitors in clinically-relevant animal models of macular edema, and we are looking forward to leveraging that data to complete IND-enabling toxicology studies and prepare for human clinical trials.”

Under the terms of the agreement, AntriaBio is receiving worldwide rights to the Portfolio and will assume global development, regulatory, manufacturing and commercial responsibilities for product candidates. In turn, ActiveSite will receive an upfront payment and will also be eligible for future payments based upon the achievement of specified development, regulatory and sales milestones, as well as for royalty payments on sales of any commercialized products resulting from the collaboration.

“We are delighted to enter into a strategic relationship with a dynamic and innovative company such as AntriaBio”  noted Sukanto Sinha, PhD, CEO, and Tamie Chilcote, PhD, COO, co-founders of ActiveSite Pharmaceuticals.  "In particular, we are excited to continue the effort to develop potentially superior therapies for diabetic macular edema and other plasma kallikrein-mediated diseases."

Diabetic macular edema is the main cause of vision loss in working-age adults in the U.S. and worldwide.  It results from a breakdown of the blood-retinal barrier and an increase in ‘retinal vascular permeability’ (RVP), caused by a diverse group of conditions, including diabetes.  An estimated 750,000 individuals in the U.S. and another 6 to 9 million worldwide have diabetic macular edema, and these numbers are expected to grow as the incidence of diabetes increases globally.  In the United States, current treatment approaches directly target the VEGF pathway, and are dominated by anti-VEGF agents such as ranibizumab, bevacizumab and aflibercept, which must be injected by retinal specialists on a monthly or bimonthly basis, into the eye.  The extent of therapeutic benefit received from these agents directly correlates with adherence to this administration route and regimen, which is a significant burden for both patients and their healthcare providers, leading to high rates of non-adherence to treatment regimens, and therefore sub-optimal therapeutic outcomes.

Plasma kallikrein has been shown to be a mediator of increased ‘retinal vascular permeability’ (RVP) in animal models of diabetes and hypertension.   Additionally, VEGF-induced RVP and retinal edema in rodents can be significantly reduced by pharmacologic inhibition or genetic knockout of plasma kallikrein. ActiveSite’s lead development candidate is an orally-administered small molecule plasma kallikrein inhibitor, which has been shown to normalize RVP in clinically-relevant animal models of macular edema, as effectively as an anti-VEGF inhibitor, thereby supporting its potential as stand-alone therapy for macular edemas resulting from diabetes and other causes.

About AntriaBio, Inc.
AntriaBio is a clinical stage biopharmaceutical company specializing in the development of innovative drug therapies to improve the lives of patients with diabetes and metabolic diseases. AntriaBio's lead product candidate is AB101, an injectable once-weekly basal insulin for type 1 and type 2 diabetes that addresses a >$10 billion market where the current standard of care is a once-daily basal insulin injection. For more information, visit: www.antriabio.com.

About ActiveSite Pharmaceuticals
ActiveSite Pharmaceuticals utilizes proprietary lead discovery technology to discover new small molecule drug candidates by targeting proteases, a class of enzymes involved in several human diseases with unmet medical need.  ActiveSite’s initial efforts focused on developing novel, innovative treatments for the major vision-threatening complication of diabetes, diabetic macular edema, and the genetic disease hereditary angioedema, by targeting the vascular protease plasma kallikrein.  For more information, visit: www.activesitepharma.com.

Forward-Looking Statements
 This release, like many written and oral communications presented by AntriaBio, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, AntriaBio undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

AntriaBio, Inc. Contact:
investor-relations@antriabio.com

ActiveSite Pharmaceuticals, Inc. Contact:
Tamie Chilcote
COO
(415) 596-7660
tamie.chilcote@activesitepharma.com

ActiveSite’s plasma kallikrein inhibitor program was supported by the National Eye Institute of the National Institutes of Health under award number R44EY019629. The content of this announcement is solely the responsibility of the authors and does not necessarily represent the official views of the National Institutes of Health.

Source: AntriaBio Inc.